UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-04985			August 5, 2025

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Templeton Emerging Markets Fund

4. Address of principal executive office: (number, street, city, state, zip code)

300 S.E. 2nd Street, Fort Lauderdale, FL 33301-1923

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Report of Independent Accountants

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) (the “specified requirements”) as of April 30, 2025. The Funds’ management is responsible for its assertion and the Funds' compliance with the specified requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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Included among our procedures were the following tests performed as of April 30, 2025, and with respect to agreement of security purchases and sales or maturities, for the periods as indicated in Attachment A:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 410 security purchases and 490 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2025 with respect to securities reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

August 5, 2025

2

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Franklin Custodian Funds: Examination Period

Franklin DynaTech Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Income Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Government Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Utilities Fund December 1, 2024 - April 30, 2025 a

Franklin ETF Trust:

Franklin Short Duration U.S. Government ETF December 1, 2024 - April 30, 2025 a

Franklin Fund Allocator Series:

Franklin Conservative Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Corefolio Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Emerging Market Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin Global Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin International Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart Retirement Income Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2020 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2025 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2030 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2035 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2040 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2045 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2050 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2055 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2060 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin Moderate Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin Global Trust:

Franklin Emerging Market Debt Opportunities Fund December 1, 2024 - April 30, 2025 a

Franklin International Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Gold and Precious Metals Fund December 1, 2024 - April 30, 2025 a

Franklin High Income Trust:

Franklin High Income Fund December 1, 2024 - April 30, 2025 a

Franklin Investors Securities Trust:

Franklin Convertible Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Equity Income Fund December 1, 2024 - April 30, 2025 a

Franklin Floating Rate Daily Access Fund December 1, 2024 - April 30, 2025 a

Franklin Long Duration Credit Fund December 1, 2024 - April 30, 2025 a

Franklin Low Duration Total Return Fund December 1, 2024 - April 30, 2025 a

Franklin Low Duration U.S. Government Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Managed Income Fund December 1, 2024 - April 30, 2025 a

Franklin Total Return Fund December 1, 2024 - April 30, 2025 a

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Franklin Limited Duration Income Trust December 1, 2024 - April 30, 2025 a

Franklin Managed Trust:

Franklin Rising Dividends Fund December 1, 2024 - April 30, 2025 a

Franklin Real Estate Securities Trust:

Franklin Real Estate Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Strategic Series:

Franklin Biotechnology Discovery Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Opportunities Fund December 1, 2024 - April 30, 2025 a

Franklin Natural Resources Fund December 1, 2024 - April 30, 2025 a

Franklin Small Cap Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Small-Mid Cap Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Core Plus Bond Fund (formerly, Franklin Strategic Income

Fund) December 1, 2024 - April 30, 2025 a

Franklin Templeton SMACS: Series E December 1, 2024 - April 30, 2025 a

Franklin Templeton SMACS: Series I December 1, 2024 - April 30, 2025 a

Franklin Templeton ETF Trust:

Franklin Emerging Market Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin Exponential Data ETF December 1, 2024 - April 30, 2025 a

Franklin Focused Growth ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Asia ex Japan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Australia ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Brazil ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Canada ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE China ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Europe ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Eurozone ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Germany ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Hong Kong ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE India ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Japan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Japan Hedged ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Latin America ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Mexico ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Saudi Arabia ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE South Korea ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Switzerland ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Taiwan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE United Kingdom ETF December 1, 2024 - April 30, 2025 a

Franklin Income Focus ETF December 1, 2024 - April 30, 2025 b

Franklin International Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin International Dividend Multiplier Index ETF January 21, 2025 (commencement of operations) - April 30, 2025 b

Franklin Ultra Short Bond ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Bond ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Dividend Multiplier Index ETF January 21, 2025 (commencement of operations) - April 30, 2025 b

Franklin U.S. Equity Index ETF December 1, 2024 - April 30, 2025 a

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Franklin U.S. Large Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Mid Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Small Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Treasury Bond ETF December 1, 2024 - April 30, 2025 a

Franklin Templeton Variable Insurance Products Trust:

Franklin Allocation VIP Fund December 1, 2024 - April 30, 2025 a

Franklin DynaTech VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Income VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Rising Dividends VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Small Cap Value VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Small-Mid Cap Growth VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Strategic Income VIP Fund December 1, 2024 - April 30, 2025 a

Franklin VolSmart Allocation VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Developing Markets VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Foreign VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Global Bond VIP Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Government Money Fund December 1, 2024 - April 30, 2025 a

Franklin Universal Trust December 1, 2024 - April 30, 2025 a

Institutional Fiduciary Trust:

Money Market Portfolio December 1, 2024 - April 30, 2025 a

Templeton Developing Markets Trust December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Fund December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Income Fund December 1, 2024 - April 30, 2025 a

Templeton Global Investment Trust:

Franklin Templeton SMACS: Series EM December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Small Cap Fund December 1, 2024 - April 30, 2025 a

Templeton Global Balanced Fund December 1, 2024 - April 30, 2025 a

Templeton Income Trust:

Templeton Global Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Global Total Return Fund December 1, 2024 - April 30, 2025 a

Templeton International Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Sustainable Emerging Markets Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Institutional Funds:

International Equity Series December 1, 2024 - April 30, 2025 a

Templeton Dragon Fund, Inc. December 1, 2024 - April 30, 2025 a

Legend:

a: November 30, 2024 represents the date of our last examination.
b: Fund was not in scope for the November 30, 2024 examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Funds listed in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2025, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2025, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date August 5, 2025

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date August 5, 2025

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date August 5, 2025

Attachment A

Franklin Custodian Funds: Examination Period

Franklin DynaTech Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Income Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Government Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Utilities Fund December 1, 2024 - April 30, 2025 a

Franklin ETF Trust:

Franklin Short Duration U.S. Government ETF December 1, 2024 - April 30, 2025 a

Franklin Fund Allocator Series:

Franklin Conservative Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Corefolio Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Emerging Market Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin Global Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin International Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart Retirement Income Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2020 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2025 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2030 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2035 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2040 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2045 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2050 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2055 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin LifeSmart 2060 Retirement Target Fund December 1, 2024 - April 30, 2025 a

Franklin Moderate Allocation Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Equity (IU) Fund December 1, 2024 - April 30, 2025 a

Franklin Global Trust:

Franklin Emerging Market Debt Opportunities Fund December 1, 2024 - April 30, 2025 a

Franklin International Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Gold and Precious Metals Fund December 1, 2024 - April 30, 2025 a

Franklin High Income Trust:

Franklin High Income Fund December 1, 2024 - April 30, 2025 a

Franklin Investors Securities Trust:

Franklin Convertible Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Equity Income Fund December 1, 2024 - April 30, 2025 a

Franklin Floating Rate Daily Access Fund December 1, 2024 - April 30, 2025 a

Franklin Long Duration Credit Fund December 1, 2024 - April 30, 2025 a

Franklin Low Duration Total Return Fund December 1, 2024 - April 30, 2025 a

Franklin Low Duration U.S. Government Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Managed Income Fund December 1, 2024 - April 30, 2025 a

Franklin Total Return Fund December 1, 2024 - April 30, 2025 a

Franklin Limited Duration Income Trust December 1, 2024 - April 30, 2025 a

Franklin Managed Trust:

Franklin Rising Dividends Fund December 1, 2024 - April 30, 2025 a

Franklin Real Estate Securities Trust:

Franklin Real Estate Securities Fund December 1, 2024 - April 30, 2025 a

Franklin Strategic Series:

Franklin Biotechnology Discovery Fund December 1, 2024 - April 30, 2025 a

Franklin Growth Opportunities Fund December 1, 2024 - April 30, 2025 a

Franklin Natural Resources Fund December 1, 2024 - April 30, 2025 a

Franklin Small Cap Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Small-Mid Cap Growth Fund December 1, 2024 - April 30, 2025 a

Franklin Core Plus Bond Fund (formerly, Franklin Strategic Income

Fund) December 1, 2024 - April 30, 2025 a

Franklin Templeton SMACS: Series E December 1, 2024 - April 30, 2025 a

Franklin Templeton SMACS: Series I December 1, 2024 - April 30, 2025 a

Franklin Templeton ETF Trust:

Franklin Emerging Market Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin Exponential Data ETF December 1, 2024 - April 30, 2025 a

Franklin Focused Growth ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Asia ex Japan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Australia ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Brazil ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Canada ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE China ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Europe ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Eurozone ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Germany ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Hong Kong ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE India ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Japan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Japan Hedged ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Latin America ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Mexico ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Saudi Arabia ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE South Korea ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Switzerland ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE Taiwan ETF December 1, 2024 - April 30, 2025 a

Franklin FTSE United Kingdom ETF December 1, 2024 - April 30, 2025 a

Franklin Income Focus ETF December 1, 2024 - April 30, 2025 b

Franklin International Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin International Dividend Multiplier Index ETF January 21, 2025 (commencement of operations) - April 30, 2025 b

Franklin Ultra Short Bond ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Bond ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Core Dividend Tilt Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Dividend Multiplier Index ETF January 21, 2025 (commencement of operations) - April 30, 2025 b

Franklin U.S. Equity Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Large Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Mid Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Small Cap Multifactor Index ETF December 1, 2024 - April 30, 2025 a

Franklin U.S. Treasury Bond ETF December 1, 2024 - April 30, 2025 a

Franklin Templeton Variable Insurance Products Trust:

Franklin Allocation VIP Fund December 1, 2024 - April 30, 2025 a

Franklin DynaTech VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Income VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Rising Dividends VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Small Cap Value VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Small-Mid Cap Growth VIP Fund December 1, 2024 - April 30, 2025 a

Franklin Strategic Income VIP Fund December 1, 2024 - April 30, 2025 a

Franklin VolSmart Allocation VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Developing Markets VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Foreign VIP Fund December 1, 2024 - April 30, 2025 a

Templeton Global Bond VIP Fund December 1, 2024 - April 30, 2025 a

Franklin U.S. Government Money Fund December 1, 2024 - April 30, 2025 a

Franklin Universal Trust December 1, 2024 - April 30, 2025 a

Institutional Fiduciary Trust:

Money Market Portfolio December 1, 2024 - April 30, 2025 a

Templeton Developing Markets Trust December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Fund December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Income Fund December 1, 2024 - April 30, 2025 a

Templeton Global Investment Trust:

Franklin Templeton SMACS: Series EM December 1, 2024 - April 30, 2025 a

Templeton Emerging Markets Small Cap Fund December 1, 2024 - April 30, 2025 a

Templeton Global Balanced Fund December 1, 2024 - April 30, 2025 a

Templeton Income Trust:

Templeton Global Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Global Total Return Fund December 1, 2024 - April 30, 2025 a

Templeton International Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Sustainable Emerging Markets Bond Fund December 1, 2024 - April 30, 2025 a

Templeton Institutional Funds:

International Equity Series December 1, 2024 - April 30, 2025 a

Templeton Dragon Fund, Inc. December 1, 2024 - April 30, 2025 a

Legend:

a: November 30, 2024 represents the date of our last examination.

b: Fund was not in scope for the November 30, 2024 examination.